Exhibit 99.1

MATEON ANNOUNCES ACHIEVEMENT OF MILESTONE UNDER LICENSING OF OT-101/IL-2 COMBINATION TO AUTOTELIC BIO

-	The licensing agreement of OT-101 to Autotelic BIO with the field of use limited to OT-101 (Trabedersen) with Interleukin-2 (OT-101/IL-2) combination became effective this week with the completion of its first milestone and milestone payment by Autotelic BIO.
-	OT-101 and IL-2 demonstrated good synergy against tumor xenograft model as an immune-oncology therapy.
-	OT-101/IL-2 combination will advance to Phase 1 clinical development.

AGOURA HILLS, California, June 10th, 2020 — Mateon Therapeutics Inc. (OTCQB:MATN) today announced the fruition of its licensing of OT-101/IL-2 combination to Autotelic BIO based on an agreement entered into between Oncotelic and Autotelic BIO, a South Korean Company, during 2018.

OT-101 has received orphan drug designation for glioblastoma, melanoma, and pancreatic cancer. Furthermore, FDA recently granted Rare Pediatric Designation for OT-101 against diffuse intrinsic pontine glioma (DIPG). OT-101 is also effective against coronavirus including COVID-19 and being deployed against the COVID-19 epidemic.

OT-101 has demonstrated robust efficacy against pancreatic cancer, glioblastoma, and melanoma during phase 2 clinical trials. The demonstration that OT-101 will synergize with IL-2 further demonstrate its utility as adjunct to other immunotherapies. Interleukin-2 (IL-2, Aldesleukin, PROLEUKIN®) Immunotherapy is cancer treatment that stimulates the body’s immune system to fight cancer, such as melanoma.

“In addition to additional milestone payments under said agreement, Mateon also entitled to profit sharing and royalties arising from the commercialization and/or licensing of OT-101/IL-2 by Autotelic BIO”, stated Amit Shah, CFO of Mateon Therapeutics. “We look forward to continue our collaboration with Autotelic BIO and to make this unique immunotherapy available to patients.”

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immune-oncology drug candidate of Mateon/Oncotelic, is a first-in-class RNA therapeutic targeting TGF beta that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. The founding team members of Oncotelic were responsible for the development of Abraxane as chemotherapeutic agents for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same founding team was responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic will leverage its deep expertise in oncology and RNA therapeutic drug development to improve treatment outcomes and survival of cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

About AutotelicBIO:

Developer of personalized next generation synergy therapies for immuno-oncology, diabetes/ hypertension, diabetes/ hyperlipidemia, pain/ inflammation, geriatric disease. AutotelicBIO has multiple immunology products in its pipeline. OT-101/IL-2 was granted “Pharm Navi” product by Korean authority. Pharm Navi is fast track approval system at Korean FDA. Phase 1 study will be conducted in Korea. http://www.autotelic.co.kr/html/en/main.php?

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Statements concerning the anticipated completion of the proposed merger, the anticipated success of the PointR technology, or the benefits expected to be gained from the merger are all forward-looking statements. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

Source: Mateon Therapeutics